SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.     )*


                               UNITY BANCORP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    913290102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (continued on following page(s))

                                Page 1 of 5 Pages

CUSIP No. 913290102                       13G               Page 2 of 5 Pages
          ---------

1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:

         Robert H. Dallas, II
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:

                                                                (a) [ ]
                                                                (b) [X]
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3.       SEC USE ONLY:

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION:

         U.S.A.

--------------------------------------------------------------------------------
NUMBER OF SHARES              5.          SOLE VOTING POWER:         47,234
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH                 ----------------------------------------------------
                              6.          SHARED VOTING POWER:       98,165

                            ----------------------------------------------------
                              7.          SOLE DISPOSITIVE POWER:    47,234

                            ----------------------------------------------------
                              8.          SHARED DISPOSITIVE POWER:  98,165

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         145,399
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES:                                          [  ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

         7.4%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON:

         IN
--------------------------------------------------------------------------------

                                Page 2 of 5 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934

         Check the following box if a fee is being paid with this statement [ ].

Item 1(a).                 Name of Issuer:

                           Unity Bancorp, Inc.
                           -----------------------------------------------------
Item 1(b).                 Address of Issuer's Principal Executive Offices:

                           64 Old Highway 22
                           -----------------------------------------------------
                           Clinton, NJ  08809
                           -----------------------------------------------------
Item 2(a).                 Name of Person Filing:

                           Robert H. Dallas, II
                           -----------------------------------------------------
Item 2(b).                 Address of Principal Business Office, or if none,
                           Residence:

                           64 Old Highway 22, Clinton, NJ 08809
                           -----------------------------------------------------
Item 2(c).                 Citizenship:

                           U.S.A.
                           -----------------------------------------------------
Item 2(d).                 Title of Class of Securities:

                           Common Stock, No Par Value
                           -----------------------------------------------------
Item 2(e).                 CUSIP Number:

                           913290102
                           -----------------------------------------------------
Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                           Not Applicable
                           -----------------------------------------------------
Item 4.                    Ownership:

         (a)               Amount Beneficially Owned:

                           145,399
                           -----------------------------------------------------

                                Page 3 of 5 Pages

         (b)               Percent of Class:

                           7.4%
                           -----------------------------------------------------
         (c)               Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           47,234
                           -----------------------------------------------------
                  (ii)     Shared power to vote or to direct the vote:

                           98,165
                           -----------------------------------------------------
                  (iii)    Sole power to dispose or to direct the
                           disposition of:

                           47,234
                           -----------------------------------------------------
                  (iv) Shared power to dispose or to direct the disposition of:

                           98,165
                           -----------------------------------------------------
Item 5.                    Ownership of Five Percent or Less of a Class:

                           Not Applicable
                           -----------------------------------------------------
Item 6.                    Ownership of More than Five Percent on Behalf of
                           Another Person:

                           Not Applicable
                           -----------------------------------------------------
Item 7.                    Identification and Classification of the
                           Subsidiary Which Acquired the Security Being
                           Reported on by the Parent Holding Company:

                           Not Applicable
                           -----------------------------------------------------
Item 8. Identification and Classification of Members of the Group:

                           Not Applicable
                           -----------------------------------------------------

                                Page 4 of 5 Pages

Item 9.                    Notice of Dissolution of Group:

                           Not Applicable
                           -----------------------------------------------------
Item 10.                   Certification.

                           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 1997
-----------------------------------
(Date)


/s/ Robert H. Dallas, II
-----------------------------------
(Signature)


Robert H. Dallas, II
-----------------------------------
(Name/Title)


                                Page 5 of 5 Pages